Exhibit 3.1

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

TUDOU HOLDINGS LIMITED

(adopted by Special Resolution passed on October 28, 2010)

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

TUDOU HOLDINGS LIMITED

(adopted by Special Resolution passed on October 28, 2010)

1	The name of the Company is Tudou Holdings Limited.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$1,000,000 divided into (a) 9,928,751,976 ordinary shares with a par value of US$0.0001 each, and (b) 71,248,024 Preferred Shares with a par value of US$0.0001 each, of which (i) 6,000,000 are designated as Series A Preferred Shares, (ii) 11,333,340 are designated as Series B Preferred Shares, (iii) 13,781,800 are designated as Series C Preferred Shares, (iv) 21,671,117 are designated as Series D Preferred Shares, and (v) 18,461,767 are designated as Series E Preferred Shares.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

TUDOU HOLDINGS LIMITED

(adopted by Special Resolution passed on October 28, 2010)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Acquisition Transaction”	has the meaning given in Article 4.3.

“Additional Ordinary Shares”	means all Ordinary Shares issued or deemed to be issued by the Company after the Original Issue Date, other than Ordinary Shares (or Options or Convertible Securities) issued or issuable (or deemed to be issued or issuable pursuant to Article 4.24.2(b)):

	•	upon conversion of Preferred Shares authorized herein;

•

in the aggregate up to 12,240,118 Ordinary Shares upon exercise or conversion of options, warrants or other securities or arrangements to purchase Ordinary Shares issued from time to time to employees, officers, directors or consultants of the Company or its subsidiaries pursuant to option plans, restricted stock plans or other arrangements, each such plan, arrangement or issuance (as applicable) having been approved pursuant to Article 4.4.

	•	as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Article 4.2;

• pursuant to Recapitalizations and other events;

• pursuant to any acquisition of or by the Company by merger, purchase of substantially all of the assets, reorganization or similar transaction, approved pursuant to Article 4.4;

• pursuant to transactions with financial institutions or lessors in connection with loans, credit arrangements, equipment financings or similar transactions approved pursuant to Article 4.4; and

• in a registered public offering under the Securities Act or pursuant to the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally-recognized securities exchange which has been approved pursuant to Article 4.4.

“Affiliated Entity”	shall mean in respect of a person, any other person that, directly or indirectly, through (1) one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (ii) in the case of any member of the Investor Group and any of its transferees or assignees, shall include (A) any person who holds Shares as a nominee for such entity, (B) any shareholder of such entity, (C) any entity or individual which has a direct and indirect interest in such member (including, if applicable, any general partner or limited partner) or any fund manager thereof; (D) any person that directly or indirectly controls, is controlled by, under common control with, or is managed by such member or its fund manager, (E) the relatives of any individual referred to in (B) above, and (F) any trust controlled by or held for the benefit of such individuals.

“Approving Shareholders”	has the meaning given in Article 4.3.

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Available Funds”	has the meaning given in Article 4.6(f).

“Big-Four”	means Deloitte Touche Tohmatsu, Ernst & Young, KPMG or PricewaterhouseCoopers, and any of their respective successors.

“Board Information”	has the meaning given in Article 4.5(c).

“Business Day”	means a day (other than a Saturday, Sunday or statutory holiday) on which banks are open for business in the PRC, Hong Kong, Singapore and New York City.

“Capital Today Investors”	means the group of purchasers of Series C Preferred Shares under the Series C Purchase Agreement affiliated with Capital Today Investment IV Limited and (i) any of their Affiliated Entities and (ii) any other transferees permitted under the Shareholders’ Agreement, to which such Series C Preferred Shares are transferred or assigned.

“Closing Account”	has the meaning ascribed to it under the Series E Purchase Agreement.

“Company”	means Tudou Holdings Limited.

“Compensation Committee”	has the meaning given in Article 30.

“Compulsory Dividend”	has the meaning given in Article 4.8(c).

“Conversion Date”	means, in relation to any Preferred Share, the date upon which such Preferred Share is converted into Ordinary Shares upon the election of the holder of such Preferred Share or the date on which automatic conversion occurs in accordance with Article 4.1(d).

“Control Documents”	means the Exclusive Consultancy and Service Agreement, Equity Pledge Agreement, Exclusive Call Option Agreement, Loan Agreement and Proxy Agreement;

“Conversion Price”	has the meaning given in Article 4.1(b) and as adjusted pursuant to Article 4.2.

“Convertible Securities”	means any shares or other securities convertible into or exchangeable for Ordinary Shares or for other Convertible Securities.

“Crescent Director”	has the meaning given in Article 4.5(b)(vi).

“Crescent Investors”	means the group of purchasers of Series D Preferred Shares under the Series D Purchase Agreement, and Series E Preferred Shares under the Series E Purchase Agreement, in each case that are affiliated with Crescent Peak Limited and (i) any of their Affiliated Entities and (ii) any other transferees permitted under the Shareholders’ Agreement, to which such Series D Preferred Shares and/or Series E Preferred Shares are transferred or assigned.

“Deemed Liquidation Event”	has the meaning given in Article 4.8(c).

“Deemed Winding-Up Event”	has the meaning given in Article 4.8(b).

“Default Redemption Date”	means the date on which the business license of the Domestic Entity and/or the WFOE has been suspended or revoked as a result of a failure to comply with applicable PRC laws and regulations with respect to the operation of its business, including without limitation the failure by the Domestic Company to obtain a valid and effective “Permit for Transmission of Audio-Visual Program Through the Internet ” (“SAFRT Permit”) from the PRC State Administration of Radio, Film and Television or any other Material Permit (as defined in the Series D Purchase Agreement).

“Directors”	means the directors for the time being of the Company.

“Distribution”	means the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than (A) dividends on Ordinary Shares payable in Ordinary Shares, or (B) the purchase or redemption of shares of the Company for cash or property in connection with: (i) repurchases by the Company at the original issue price of Ordinary Shares issued to employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases by the Company of Ordinary Shares issued to employees, officers, directors or consultants of the Company or its subsidiaries pursuant to the right of first refusal contained in agreements providing for such right, (iii) repurchases of Shares of the Company in connection with the settlement of bona fide disputes with any shareholder that are approved by the Board of Directors, (iv) any other repurchase or redemption of Shares of the Company approved by the holders of the Preferred Shares, voting as a single class, or effected as part of the conversion of Preferred Shares pursuant to the Articles.

“dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Dollars” or “US$”	refers to the dollar currency of the United States of America and references to cents or ¢ should be construed accordingly.

“Domestic Entity”	means Shanghai Quan Toodou Network Science and Technology Co., Limited , a limited liability company incorporated under the laws of the People’s Republic of China.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“GC Investors”	means the group of purchasers of Series C Preferred Shares under the Series C Purchase Agreement, Series D Preferred Shares under the Series D Purchase Agreement, and Series E Preferred Shares under the Series E Purchase Agreement, in each case that are affiliated with General Catalyst Group IV, L.P. and (i) any of their Affiliated Entities and (ii) any other transferees permitted under the Shareholders’ Agreement, to which such Series C Preferred Shares, Series D Preferred Shares, and/or Series E Preferred Shares are transferred or assigned.

“GGV Director”	has the meaning given in Article 4.5(b)(v).

“GGV Investors”	means the group of purchasers of Series B Preferred Shares under the Series B Purchase Agreement, Series C Preferred Shares under the Series C Purchase Agreement, Series D Preferred Shares under the Series D Purchase Agreement, and Series E Preferred Shares under the Series E Purchase Agreement, in each case that are affiliated with GGV II Delaware L.L.C., and (i) any of their Affiliated Entities and (ii) any other transferees permitted under the Shareholders’ Agreement, to which such Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, and/or Series E Preferred Shares are transferred or assigned.

“Group Company” or “Group Companies”	means the Company, the WFOE, the Domestic Entity, Shanghai Li Cheng Culture Communication Co., Ltd. , Shanghai Su Zao Internet Technology Co., Ltd. , Chengdu Gai Shi Internet Technology Co., Ltd. , and any other direct or indirect subsidiary of a Group Company currently in existence or formed in the future.

“IDG Director”	has the meaning given in Article 4.5(b)(vii).

“IDG Investors”	means the group of purchasers of Series A Preferred Shares under the Series A Purchase Agreement, the Series B Preferred Shares under the Series B Purchaser Agreement, the Series C Preferred Shares under the Series C Purchase Agreement, the Series D Preferred Shares under the Series D Purchase Agreement, and the Series E Preferred Shares under the Series E Purchase Agreement, in each case that are affiliated with IDG Technology Venture Investment III, L.P. and/or IDG Technology Venture Investment IV, L.P., and (i) any of their Affiliated Entities and (ii) any other transferees permitted under the Shareholders’ Agreement, to which such Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, and/or the Series E Preferred Shares are transferred or assigned.

“Independent Director”	has the meaning given in Article 4.5(b)(ii).

“Closing”	means the closing of the purchase of the Series E Preferred Shares as contemplated by the Series E Purchase Agreement.

“Investor Group”	means the Crescent Investors, the GC Investors, the Capital Today Investors, the GGV Investors, the IDG Investors, the KTB Investors, the JAIC Investors, the JAFCO Investors, the Venrock Investors, or the Sennett Investments.

“IPO”	shall mean the Company’s first firm commitment underwritten public offering of any of its securities to the general public pursuant to (a) a registration statement filed under the Securities Act or (b) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally-recognized securities exchange.

“JAFCO Investors”	means the group of purchasers of Series B Preferred Shares under the Series B Purchase Agreement and Series C Preferred Shares under the Series C Purchase Agreement, in each case that are affiliated with JAFCO Asia Technology Fund III, and (i) any of their Affiliated Entities and (ii) any other transferees permitted under the Shareholders’ Agreement, to which such Series B Preferred Shares or Series C Preferred Shares are transferred or assigned.

“JAIC Investors”	means the group of purchasers of Series C Preferred Shares under the Series C Purchase Agreement and Series D Preferred Shares under the Series D Purchase Agreement, in each case that are affiliated with CA-JAIC China Internet Fund, and (i) any of their Affiliated Entities and (ii) any other transferees permitted under the Shareholders’ Agreement, to which such Series C Preferred Shares or Series D Preferred Shares are transferred or assigned.

“KTB Investors”	means the group of purchasers of Series C Preferred Shares under the Series C Purchase Agreement affiliated with KTB China Optimum Fund, and (i) any of their Affiliated Entities and (ii) any other transferees permitted under the Shareholders’ Agreement, to which such Series C Preferred Shares are transferred or assigned.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Observer”	has the meaning given in Article 4.5(c).

“officer”	means any person appointed by the Board of Director to hold an executive-level office in any of the Group Companies.

“Options”	means rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Shares”	means the ordinary shares of US$0.001 par value each in the authorised capital of the Company issued subject to and in accordance with the provisions of the Statute and of the Articles and having the rights provided for under the Articles.

“Ordinary Share Director”	has the meaning given in Article 4.5(b)(i).

“Ordinary Shareholder”	means the registered holder of an Ordinary Share.

“Original Issue Date”	means the date on which the first Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Share, Series B Preferred Share, or Series A Preferred Share was issued, respectively.

“Original Purchase Price”	means, with respect to the Series A Preferred Shares, US$0.08333 per share, with respect to the Series B Preferred Shares, US$0.750 per share, with respect to the Series C Preferred Shares, US$1.379 per share, with respect to the Series D Preferred Shares, US$2.621 per share, and with respect to the Series E Preferred Shares, US$2.7083 per share, in each case subject to adjustment for any Recapitalization.

“Person”	means an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association of persons.

“PRC”	means the People’s Republic of China but only for the purpose of these Articles excluding the Special Administrative Regions of Hong Kong and Macau and the territory of Taiwan.

“Preferred Share Directors”	means the Sennett Director, the GGV Director, the Crescent Director, and the IDG Director.

“Preferred Shares”	means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares.

“Preferred Shareholder”	means the registered holder of a Preferred Share.

“Qualified IPO”	has the meaning given in Article 4.1(d).

“Recapitalizations”	means any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event in relation to the Shares of the Company.

“Redemption Date”	has the meaning given in Article 4.6(d)(ii).

“Redemption Request”	has the meaning given in Article 4.6(d)(i).

“Remaining Redeemable Shares”	has the meaning given in Article 4.6(f).

“Remaining Shareholders”	has the meaning given in Article 4.3.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Sale of Assets”	has the meaning given in Article 4.3.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“securities”	means shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

“Securities Act”	means the United States Securities Act of 1933, as amended.

“Sennett Director”	has the meaning given in Article 4.5(b)(iv).

“Sennett Investments”	means Sennett Investments (Mauritius) Pte Ltd.

“Series A Liquidation Preference”	has the meaning given in Article 4.8(a)(v).

“Series A Preferred Shares”	means Series A preferred shares with par value of US$0.001 each in the authorised capital of the Company issued subject to and in accordance with the provisions of section 37 of the Statute and the Articles and having the rights provided for under the Articles.

“Series A Purchase Agreement”	means that certain Share Subscription Agreement dated December 20, 2005, by and among the Company and the parties named therein.

“Series B Liquidation Preference”	has the meaning given in Article 4.8(a)(iv).

“Series B Preferred Shares”	means Series B preferred shares with par value of US$0.001 each in the authorised capital of the Company issued subject to and in accordance with the provisions of section 37 of the Statute and the Articles and having the rights provided for under the Articles.

“Series B Purchase Agreement”	means that certain Series B Preferred Share Purchase Agreement dated May 10, 2006 by and among the Company, the Investors named therein and the Founders named therein.

“Series C Liquidation Preference”	has the meaning given in Article 4.8(a)(iii).

“Series C Preferred Shares”	means Series C preferred shares with par value of US$0.001 each in the authorised capital of the Company issued subject to and in accordance with the provisions of section 37 of the Statute and the Articles and having the rights provided for under the Articles.

“Series C Purchase Agreement”	means that certain Series C Preferred Share Purchase Agreement dated April 13, 2007 by and among the Company, the Investors named therein, the Founders and certain other parties named therein, and that certain Accession Agreement dated April 29, 2007 by and between the Company and CA-JAIC China Internet Fund.

“Series D Liquidation Preference”	has the meaning given in Article 4.8(a)(ii).

“Series D Preferred Shares”	means Series D preferred shares with par value of US$0.001 each in the authorised capital of the Company issued subject to and in accordance with the provisions of section 37 of the Statute and the Articles and having the rights provided for under the Articles.

“Series D Purchase Agreement”	means that certain Series D Preferred Share Purchase Agreement dated March 26, 2008 by and among the Company and certain other parties named therein.

“Series E Liquidation Preference”	has the meaning given in Article 4.8(a)(i).

“Series E Preferred Shares”	means Series E preferred shares with par value of US$0.001 each in the authorised capital of the Company issued subject to and in accordance with the provisions of section 37 of the Statute and the Articles and having the rights provided for under the Articles.

“Series E Purchase Agreement”	means that certain Series E Preferred Share Purchase Agreement dated July 16, 2010 by and among the Company and certain other parties named therein.

“Series E Redemption Request”	has the meaning given in Article 4.6(d)(ii).

“Shareholder” or “Member”	means a person whose name is entered in the register of members of the Company as the holder of one (1) or more Shares or fractional Shares.

“Shareholders’ Agreement”	means that certain Fifth Amended and Restated Shareholders’ Agreement, by and among the Company, the Investors (as defined therein), the Founders (as defined therein) and certain other parties named therein.

“Share”	means a share in the Company and “Shares” shall be construed as a reference to shares of each class of shares of the Company from time to time in issue and includes fractions of shares (except as otherwise provided herein).

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2010 Revision) of the Cayman Islands.

“Subscriber”	means the subscriber to the Memorandum.

“Venrock Investors”	means the group of purchasers of Series D Preferred Shares under the Series D Purchase Agreement, and Series E Preferred Shares under the Series E Purchase Agreement, in each case that are affiliated with Venrock Associates V, L.P. and (i) any of their Affiliated Entities and (ii) any other transferees permitted under the Shareholders’ Agreement, to which such Series D Preferred Shares and/or Series E Preferred Shares are transferred or assigned.

“WFOE”	means Reshuffle Technology (Shanghai) Co., Limited , a limited liability company incorporated under the laws of the People’s Republic of China.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	section 8 of the Electronic Transactions Law shall not apply;

(k)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(l)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum and the Articles (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2	The Company shall not issue Shares to bearer.

4	Designations, Powers, Preferences, etc. of Shares

4.1	Conversion of Preferred Shares

(a)	Each holder of fully-paid and non-assessable Preferred Shares shall be entitled to convert any or all of its fully-paid and non-assessable Preferred Shares, at any time, without the payment of any additional consideration, into such number of fully paid and non-assessable Ordinary Shares as is determined by multiplying the number of such fully-paid and non-assessable Preferred Shares by a fraction determined by dividing the Original Purchase Price of such fully-paid and non-assessable Preferred Shares by the Conversion Price (as defined below) determined in each case as hereinafter provided, in effect at the time of conversion. Any conversion of Preferred Shares made pursuant to these Articles shall be effected by the redemption of the relevant number of Preferred Shares and the issuance of an appropriate number of Ordinary Shares.

(b)	The price at which each Ordinary Share shall be issued upon conversion of the fully-paid and non-assessable Preferred Shares without the payment of any additional consideration by the holders thereof (the “Conversion Price”) shall initially be (i) the Original Purchase Price for the Series A Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, and the Series E Preferred Shares respectively, and (ii) US$0.84997 for the Series B Preferred Shares. The Conversion Price for Preferred Shares shall be subject to adjustment, in order to adjust the number of Ordinary Shares into which each series of Preferred Shares is convertible, as hereinafter provided.

(c)	Upon conversion, all declared and unpaid dividends on the Preferred Shares shall be paid.

(d)	Each fully-paid and non-assessable Preferred Share shall automatically be converted into Ordinary Shares at the then-effective Conversion Price immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, (or similar securities laws, to the extent applicable, in connection with an offering of securities in another jurisdiction pursuant to which such securities will be listed upon an internationally-recognized securities exchange) covering the offer and sale of Ordinary Shares to the public with gross cash proceeds to the Company in respect of all such Ordinary Shares so offered of at least US$80,000,000.00, representing a pre-money market valuation of the Company of at least US$450,000,000.00 (a “Qualified IPO”).

(e)	No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the then fair value of an Ordinary Share as determined by the Board of Directors, or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(f)	The right to convert shall be exercisable by the holder of fully-paid and non-assessable Preferred Shares surrendering the certificate or certificates therefor at the Registered Office or the office of any transfer agent for the fully-paid and non-assessable Preferred Shares, together with a written notice that such holder elects to convert a specified number of fully-paid and non-assessable Preferred Shares of a specified series on a specified date (being not earlier than the date of delivery of such notice). The conversion of such Preferred Shares shall become effective forthwith upon entries being made in the Register of Members to record the redemption of the Preferred Shares and the issue of the resulting Ordinary Shares. In the event of an automatic conversion pursuant to Article 4.1(d), all outstanding fully-paid and non-assessable Preferred Shares shall be converted automatically without any further action by the holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent in respect of such fully-paid and non-assessable Preferred Shares. The Company will give notice of the automatic conversion to the holders of fully-paid and non-assessable Preferred Shares within twenty (20) Business Days of the Conversion Date. The Company will not issue certificates in respect of any Ordinary Shares into which fully-paid and non-assessable Preferred Shares have been converted upon automatic conversion unless the certificates in respect of such Preferred Shares so converted are either delivered to the Registered Office or to the office of its transfer agent in respect of such Preferred Shares or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable following delivery of the certificates representing fully-paid and non-assessable Preferred Shares or an indemnity as aforesaid, in the case of an automatic conversion, or as soon as practicable following the Conversion Date in respect of any conversion at the option of the holders, issue and deliver to such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, together with a check, if applicable, payable to the holder in the amount of any cash amount payable as the result of any fractional share resulting from the conversion of fully-paid and non-assessable Preferred Shares into Ordinary Shares.

4.2	Adjustments to Conversion Prices

(a)	In accordance with the provisions set forth in Article 4.2(b), the Conversion Price of a series of Preferred Shares shall be adjusted in respect of the issuance of Additional Ordinary Shares if the consideration per share for an Additional Ordinary Share issued or, pursuant to Article 4.2(b), deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Shares.

(b)	In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities that are exercisable for or convertible into, directly or indirectly, Additional Ordinary Shares, then the maximum number of Additional Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) directly or indirectly issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and conversion or exchange of the underlying Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 4.2(d)) of such Additional Ordinary Shares would be less than the Conversion Price of a series of Preferred Shares in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)	no further adjustment in the Conversion Price of Preferred Shares shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or in the number of Ordinary Shares issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Article 4.2(b)), then the Conversion Price of each series of Preferred Shares computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(iii)	no readjustment pursuant to clause (ii) above shall have the effect of increasing the Conversion Price of a series of Preferred Shares to an amount above the Conversion Price that would have resulted from the issuance or deemed issuance in question had such issuance or deemed issuance originally been for such changed amount of consideration or number of Ordinary Shares; and

(iv)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Shares computed upon the original issue thereof and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 4.2(d)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

(c)	In the event the Company shall issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 4.2(b)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Shares in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Shares shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

CP2 = CP1 x [(A + B)] / [(A + C)].

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect with respect to such series of Preferred Shares immediately after such issue of Additional Ordinary Shares.

“CP1” shall mean the Conversion Price in effect with respect to such series of Preferred Shares immediately prior to such issue of Additional Ordinary Shares;

“A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of Additional Ordinary Shares, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of options outstanding under the Company’s option plans, restricted share plans or other arrangements immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding options therefor) immediately prior to such issue;

“B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

Notwithstanding the foregoing, the Conversion Price of any series of Preferred Shares shall not be reduced at such time if the amount of such reduction would be less than US$0.001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal US$0.001 or more in the aggregate. For the purposes of this Article 4.2(c), all Ordinary Shares directly or indirectly issuable upon conversion of all outstanding Preferred Shares shall be deemed to be outstanding.

(d)	The consideration received by the Company for the issue or deemed issuance of any Additional Ordinary Shares shall be computed as follows:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance and excluding amounts paid or payable for accrued interest or accrued dividends;

(ii)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration, which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(iv)	The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 4.2(b), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) directly or indirectly issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)	The Conversion Price in effect from time to time for the Preferred Shares shall be subject to adjustment in certain cases, and the other adjustments provided for in paragraphs (iv), (v) and (vi) shall also be effected, as follows:

(i)	In the event the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Ordinary Shares payable in Ordinary Shares or effect a subdivision of the outstanding Ordinary Shares (by share split, reclassification or otherwise than by payment of a dividend in Ordinary Shares), the Conversion Price for each series of Preferred Shares then in effect shall, concurrently with the payment of such dividend or distribution or the effectiveness of such subdivision, as the case may be, be proportionately decreased.

(ii)	In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Price for each series of Preferred Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(iii)	In the event the Company, at any time or from time to time, makes or fixes a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this Article 4.2(e), then and in each such event, provision shall be made so that the holders of each series of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 4.2(e) with respect to the rights of the holders of such Preferred Shares.

(iv)	If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of Shares, whether by recapitalization, exchange, substitution, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then in any such event each holder of Preferred Shares shall have the right thereafter to receive upon conversion of the Preferred Shares held by them, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, the number and type of shares to which a holder of the Ordinary Shares deliverable upon conversion of all such Preferred Shares immediately prior to such event would have been entitled to receive upon such event.

(v)	If at any time or from time to time there shall be a recapitalization, exchange or substitution of the Ordinary Shares (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Article 4.2(e)) or a merger or consolidation of the Company with or into another corporation or entity, or the sale of all or substantially all of the Company’s properties and assets to any other person, in each case other than a Deemed Winding-Up Event, then as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares held by them, the number of shares or other securities or property of the Company, or of the successor company resulting from such reorganization, merger, consolidation or sale, to which a holder of Ordinary Shares deliverable upon conversion of such Preferred Shares would have been entitled to upon such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 4.2(e) so that this Article 4.2(e) shall be applicable after that event as nearly equivalent as may be practicable.

(vi)	In the event the outstanding Preferred Shares or series of Preferred Shares shall be subdivided (by share split, by payment of a share dividend or otherwise) into a greater number of Preferred Shares, the Original Purchase Price, the Series A Liquidation Preference, the Series B Liquidation Preference, Series C Liquidation Preference, Series D Liquidation Preference, and the Series E Liquidation Preference, if applicable, of the affected series of Preferred Shares in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Preferred Shares or series of Preferred Shares shall be combined (by reclassification or otherwise) into a lesser number of Preferred Shares, the dividend rate, the Original Purchase Price, the Series A Liquidation Preference, the Series B Liquidation Preference, Series C Liquidation Preference, the Series D Liquidation Preference, and the Series E Liquidation Preference, if applicable, of the affected series of Preferred Shares in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(vii)	Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Shares may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of such class or series. Any such waiver shall bind all future holders of shares of such class or series of Shares.

(f)	Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article 4.2(e), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares.

4.3	Drag-Along Rights

Subject to the provisions of the Articles (including, without limitation, Article 4.4), if, after July 30, 2011, holders of at least two thirds ( 2/3) of the Preferred Shares then outstanding, voting together as a single class on an as converted basis, and holders of at least two thirds ( 2/3) of the outstanding Ordinary Shares, voting as a separate class (together, the “Approving Shareholders”), vote in favor of, otherwise consent in writing to, and/or otherwise agree in writing to sell or transfer all of their Shares in any Acquisition Transaction or Sale of Assets (each as defined below), then the Company shall promptly notify each of the remaining Shareholders (the “Remaining Shareholders”) in writing of such vote, consent and/or agreement and the material terms and conditions of such Acquisition Transaction or Sale of Assets, whereupon each Remaining Shareholder shall, in accordance with instructions received from the Company, vote all of its Shares in favor of, otherwise consent in writing to, and/or otherwise sell or transfer all of its Shares in such Acquisition Transaction or Sale of Assets (including without limitation tendering original share certificates for transfer, signing and delivering instruments of transfer, share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any Shares in the event that such Remaining Shareholder has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Approving Shareholders; provided, however, that such terms and conditions, including with respect to price paid or received per Share, (i) may differ as between the Ordinary Shares and the Preferred Shares and different series of Preferred Shares (including without limitation, in order to reflect the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference, the Series D Liquidation Preference, the Series E Liquidation Preference and participation rights of the Preferred Shares as set forth in Article 4.8), and (ii) shall provide for an annualized compounded internal rate of return of at least thirty-five (35%) on each Series E Preferred Share. As used herein, an “Acquisition Transaction” means any reorganization, consolidation, merger, sale or transfer of the Company’s outstanding Shares or similar transaction at arm’s length (other than any sale of shares by the Company for capital raising purposes) in which existing Shareholders holding a majority of the voting power immediately prior to such reorganization, merger or consolidation, sale or transfer of shares or similar transaction do not (by virtue of their ownership of securities or voting interest of the Company immediately prior to such transaction) beneficially own Shares possessing a majority of the voting power of the surviving company or companies immediately following such transaction. As used herein, a “Sale of Assets” means (i) any sale of all or substantially all of the Company’s assets, properties or business at arm’s length; or (ii) a sale, transfer or a grant of an exclusive, irrevocable license of all or substantially all of the proprietary rights, intellectual property or Material Permits (as defined in the Series E Purchase Agreement) including but not limited to the SARFT Permit (as defined in the Series E Purchase Agreement) owned, or controlled by ownership, contractual rights or otherwise, by the Company to a third party. In furtherance of the foregoing, the Company and its directors are hereby expressly authorized by each Remaining Shareholder to take any or all of the following actions on such Remaining Shareholder’s behalf (without receipt of any further consent by such Remaining Shareholder): (i) vote all of the voting securities of such Remaining Shareholder in favor of any such Acquisition Transaction or Sale of Asset; (ii) otherwise consent on such Remaining Shareholder’s behalf to such Acquisition Transaction or Sale of Assets; (iii) sell all of such Remaining Shareholder’s Shares in such Acquisition Transaction or Sale of Assets, in accordance with the terms and conditions of this Article 4.3; and/or (iv) act as the Remaining Shareholder’s attorney-in-fact in relation to any such Acquisition Transaction or Sale of Assets and have the full authority to sign and deliver, on behalf of such Remaining Shareholder, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any Shares in the event that such Remaining Shareholder has lost or misplaced the relevant share certificate. Notwithstanding the foregoing provisions of this Article 4.3, the Remaining Shareholders shall not be obligated to vote, consent and/or sell their Shares in connection with any such Acquisition Transaction or Sale of Assets to the extent that all of the Approving Shareholders do not also do so with respect to all of the applicable class or series of Shares held by them.

4.4	Protective Provisions

Notwithstanding anything to the contrary in the Memorandum or the Articles and in addition to any other vote or consent required in the Articles or by law:

(a)

No Group Company, any subsidiary or affiliated company of any Group Company, the shareholders nor the board of directors of any Group Company or any subsidiary or affiliated company of any Group Company, shall cause or permit any resolution at any meeting of the board of directors or shareholders of any Group Company or any subsidiary or affiliated company of any Group Company to approve, authorize or ratify, or any agreement or commitment to engage, or otherwise effect or consummate any of the following actions (either directly or by amendment, merger, consolidation, or otherwise) without first obtaining the vote or written consent of the holders representing at least two-thirds ( 2/3) of the Preferred Shares then outstanding (as adjusted for Recapitalizations and voting on an as-converted basis) or securities resulting from the conversion or exchange of such Preferred Shares:

(i)	Cease to conduct or carry on the business of the Company and/or any Group Company substantially as now conducted or materially change any part of its business activities;

(ii)	Sell or dispose of the whole or a substantial part of the undertaking, goodwill, Material Permits or the assets of the Company and/or any Group Company;

(iii)	Increase, reduce, change or cancel the authorized or issued share capital of the Company and/or any Group Company or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of any holder of the Preferred Shares;

(iv)	Declare or make any distribution of profits amongst the shareholders by way of dividend in cash or specie, (interim and final) capitalization of reserves or otherwise;

(v)	Appoint, remove or settle the terms of appointment of any managing director, general manager, chairman, financial controller or other senior manager(s), or determine or make any adjustment to the remuneration, gratuity or pensions of any Director and each of the three highest compensated executives of the Company and/or any Group Company;

(vi)	Settle, implement, or alter the terms of any bonus or profit sharing scheme or any employee share option or share participation schemes;

(vii)	Amend the accounting and financial policies previously adopted or change the financial year of the Company;

(viii)	Appoint, change or remove the merchant bankers and the auditors of the Company and/or any Group Company;

(ix)	Acquire any business or assets or incur any capital commitment in excess of US$200,000 at any time in respect of any single transaction or in excess of US$1,000,000 at any time in a series of related transactions in any financial year of the Company and/or any Group Company unless otherwise approved by the Board of Directors (including the affirmative vote of the Sennett Director);

(x)	Borrow any money or obtain any financial facilities except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(xi)	Create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating change, mortgage encumbrance or other security) on all or any of the capital, undertaking, property, assets or rights of the Company and/or any Group Company except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding US$200,000 (or its equivalent in other currency or currencies) in a single transaction or in excess of US$1,000,000 in a series of related transactions at any time in any financial year;

(xii)	Sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or other intellectual property owned by the Company and/or any Group Company;

(xiii)	Pass any resolution or take any action for the winding up, termination or similar insolvency or bankruptcy proceedings of the Company and/or any Group Company or undertake any merger, reconstruction or liquidation exercise or make any composition or arrangement with creditors concerning the Company and/or any Group Company or apply for the appointment of a receiver, manager or judicial manager or like officer;

(xiv)	Make any alteration, amendment or waiver to any provision of the Memorandum and/or Articles of the Company or any Group Company;

(xv)	Approve or make adjustments or modifications to terms of transactions involving the interest of any director, shareholder officer or senior management (including the three highest compensated executives) of the Company and/or any Group Company and any of their respective Affiliated Entities, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director, shareholder or senior management (including the three highest compensated executives) of the Company and/or any Group Company;

(xvi)	Approve the making of any loan or advance or give any credit or any financial assistance by the Company and/or any Group Company to any third party;

(xvii)	Acquire any share capital or other securities of any body corporate; establish any brands; merge or consolidate with another entity; acquire or dispose of any interest in any other company, partnership, or business entity (including the incorporation of a company); enter into any partnership, profit sharing agreement or joint venture; acquire any material stock or assets of a third party; or involve in any transaction or a series of transactions in which in excess of 50% of the Company’s voting power is transferred;

(xviii)	Dispose of or dilute the Company’s interest, directly or indirectly, in any Group Company;

(xix)	Approve any transfer of shares in the Company and/or any Group Company;

(xx)	Enter into any other commercial, financial or strategic transaction, including off-balance sheet transactions, which would materially alter the current balance sheet or capital structure;

(xxi)	Capitalize the profits or reserves; allot, issue or place under option of the share, convertible loan stock or debentures of the Company and/or any Group Company;

(xxii)	Create, reclassify or issue shares having any form of preference, or senior or prior right over the Series E Preferred Shares, or restrictions placed on, or the variation or abrogation of rights of, the holders of the Series E Preferred Shares;

(xxiii)	Alter the powers of the Board of Directors to borrow, give guarantees or create charges;

(xxiv)	Borrow, raise, guarantee, or provide any form of security or indemnity or undertaking to a third party or extend any loan to any person;

(xxv)	Make any diversification as to new activities or make major changes in the method of carrying out the activities of the Company and/or any Group Company;

(xxvi)	Change the number of directors of the board of the Company and/or any Group Company;

(xxvii)	Approve annual accounts, directors’ reports and the agenda for and the date, time and place of annual and extraordinary general meetings; or

(xxviii)	Modify the rights attached to the shares of the Company and/or any Group Company.

Notwithstanding the foregoing, the acts as set forth under items (ii), (iii), (iv), (xi), (xii), (xiv), (xvii), (xxii), (xxvi) and (xxviii) above shall require the prior written approval of the holder(s) of at least a majority of the outstanding Series E Preferred Shares, which approval shall not be unreasonably withheld.

Where any Special Resolution or Ordinary Resolution is required to approve any of the matters set out in this Article 4.4(a) and such matter has not received the approval of the holders of the requisite majorities of the Preferred Shares or the Series E Preferred Shares, as the case may be, as required by this Article, the holders of the Preferred Shares who vote against the resolution shall have the number of votes equal to the votes of all Members who vote for the resolution plus one.

(b)	No Group Company, any subsidiary or affiliated company of any Group Company, the shareholders nor the board of directors of any Group Company or any subsidiary or affiliated company of any Group Company, shall cause or permit any resolution at any meeting of the board of directors or shareholders of any Group Company or any subsidiary or affiliated company of any Group Company to approve, authorize or ratify, or any agreement or commitment to engage, or otherwise effect or consummate (either directly or by amendment, merger, consolidation, or otherwise) any increase or decrease of the authorized number of members of the Board of Directors unless approved in a written resolution by (i) the shareholders of the Company in accordance with Article 4.4(a)(a)(xiv), and (ii) the majority of the Board of Directors, including the affirmative consent of at least two (2) Preferred Share Directors.

(c)	Without the unanimous written consent of the Board of Directors, no Group Company, any subsidiary or affiliated company of any Group Company, the shareholders nor the board of directors of any Group Company or any subsidiary or affiliated company of any Group Company, shall cause or permit any resolution at any meeting of the board of directors or shareholders of any Group Company or any subsidiary or affiliated company of any Group Company to approve, authorize or ratify, or any agreement or commitment to engage, or otherwise effect or consummate (either directly or by amendment, merger, consolidation, or otherwise) any distribution of profits amongst the Shareholders by way of dividend, (interim and final) capitalization of reserves or otherwise.

(d)	Without the consent of a majority of the Board of Directors, including the affirmative vote of at least two (2) Preferred Share Directors, no Group Company, any subsidiary or affiliated company of any Group Company, the shareholders nor the board of directors of any Group Company nor any subsidiary or affiliated company of any Group Company, shall cause or permit any resolution at any meeting of the board of directors or shareholders of any Group Company or any subsidiary or affiliated company of any Group Company to approve, authorize or ratify, or any agreement or commitment to engage, or otherwise effect or consummate (either directly or by amendment, merger, consolidation, or otherwise) any of the following actions:

(i)	appoint or settle the terms of appointment of any managing (or executive) director, general manager, chairman, financial controller or other senior manager(s) of any Group Company or determine or alter their compensation or terms of employment;

(ii)	establish any new direct or indirect subsidiary of any Group Company or any subsidiary or affiliated company of any Group Company;

(iii)	increase the number of shares reserved under the Company’s option or incentive plan;

(iv)	purchase or lease any real property;

(v)	enter into any single transaction or series of transactions with the contracting price in excess of US$5,000,000, which shall be made out from the Closing Account;

(vi)	approve quarterly and annual budgets and deviations in excess of 10 percent (10%) therefrom;

(vii)	administer the Company’s option plan;

(viii)	change the number of Directors on the Board of Directors of any Group Company as set forth in Article 4.5; or

(ix)	select the listing exchange and approve the valuation and terms and conditions for a Qualified IPO.

(e)	No withdrawal, disbursement or payment from the Closing Account shall be made without the signature of a Preferred Share Director designated by the Board; provided that any such withdrawal, disbursement or payment in excess of US$5,000,000 shall not be made without the additional signature of a representative designated by the Sennett Investments.

(f)	The protective provisions set forth in this Article 4.4 shall terminate upon Qualified IPO.

4.5	Appointment and Removal of Directors; Board Observers

(a)	There shall be a Board of Directors consisting of not more than nine (9) Directors.

(b)	The composition of the Board shall be as follows:

(i)	Holders of a majority of the Ordinary Shares, voting as a separate class, may appoint two (2) persons to be Directors (each an “Ordinary Share Director”) and may in like manner remove with or without cause any Ordinary Share Director so appointed and may in like manner appoint another person in his or her stead.

(ii)	One (1) independent director (together with the independent directors appointed pursuant to (iii) below, the “Independent Directors” and each an “Independent Director”) may be (i) nominated by the Holders of a majority of the Ordinary Shares, voting as a separate class, and approved by a majority of the Board; or (ii) nominated by Sennett Investments, and approved by a majority of the Board; and the Holders of a majority of the Ordinary Shares, Sennett Investments and the majority of the Board may in like manner remove with or without cause the Independent Director so appointed and may in like manner appoint another person in his or her stead.

(iii)	Two (2) Independent Directors may be appointed by a majority of the Board, and the majority of the Board may in like manner remove with or without cause any Independent Director so appointed and may in like manner appoint another person in his or her stead.

(iv)	Sennett Investments, for so long as Sennett Investments hold, in the aggregate, at least five percent (5%) of the aggregate number of the Preferred Shares and any Shares resulting from the conversion or exchange thereof, may appoint one (1) person to be a Director (the “Sennett Director”) and may in like manner remove with or without cause the Sennett Director so appointed and may in like manner appoint another person in his or her stead.

(v)	The GGV Investors, for so long as the GGV Investors hold, in the aggregate, at least five percent (5%) of the aggregate number of the Preferred Shares and any Shares resulting from the conversion or exchange thereof, may appoint one (1) person to be a Director (the “GGV Director”) and may in like manner remove with or without cause the GGV Director so appointed and may in like manner appoint another person in his or her stead.

(vi)	The Crescent Investors, for so long as the Crescent Investors hold, in the aggregate, at least five percent (5%) of the aggregate number of the Preferred Shares and any Shares resulting from the conversion or exchange thereof, may appoint one (1) person to be a Director (the “Crescent Director”) and may in like manner remove with or without cause the Crescent Director so appointed and may in like manner appoint another person in his or her stead.

(vii)	The IDG Investors, for so long as the IDG Investors hold, in the aggregate, at least five percent (5%) of the aggregate number of the Preferred Shares and any Shares resulting from the conversion or exchange thereof, may appoint one (1) person to be a Director (the “IDG Director”) and may in like manner remove with or without cause the IDG Director so appointed and may in like manner appoint another person in his or her stead.

(c)	Board Observers. The Company shall permit a representative (an “Observer”) designated by each of the GC Investors, JAFCO Investors, Capital Today Investors, KTB Investors, JAIC Investors, Venrock Investors and Sennett Investments to attend and speak at all meetings of the Board of Directors of the Company (whether in person, telephonic or other) in a nonvoting observer capacity and to have access to all the information provided to the directors at such meetings, and shall provide to the Observer, concurrently with the directors, and in the same manner, notice and minutes of such meetings and a copy of all materials provided to the directors; provided, that (i) such representative shall agree in writing to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided (the “Board Information”), and (ii) the Company shall have the right to withhold any Board Information and to exclude such representative from attending any meeting or portion thereof if access to such Board Information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative.

4.6	Redemption and Repurchase

(a)	Subject to the provisions of the Statute and the Articles, Shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as authorised by or pursuant to the Articles or otherwise as the Members, before the issue of the Shares, may determine by Ordinary Resolution.

(b)	Subject to the provisions of the Statute and the Articles, the Company may purchase its own Shares (including fractions of a share), including any redeemable Shares, and may effect such repurchase in such manner as the Members may approve by Ordinary Resolution.

(c)	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

(d)	On or after the earlier of (i) the date that is twenty-four (24) months following the Closing, and (ii) the Default Redemption Date,

(i)

upon request by holders of at least two-thirds ( 2/3) of the then outstanding fully-paid Preferred Shares (voting together on an as-converted basis) (the “Redemption Request”), the Company shall, subject to applicable law, within fifteen (15) Business Days of receipt of such Redemption Request, redeem all, but not less than all, of the then outstanding fully-paid Preferred Shares, by paying a redemption price as determined in accordance with Article 4.6(e) in the form of issuing a promissory note to each holder of the fully-paid Preferred Shares. The note shall bear a compound interest at a rate of six percent (6%) per annum and shall be payable over a period of twelve (12) months or according to such other payment schedule mutually agreed by the Company and the holders of at least two-thirds ( 2/3) of the then outstanding fully-paid Preferred Shares (voting together on an as-converted basis). The note issued to each holder of the fully-paid Series E Preferred Shares is senior to the note issued to each holder of the Series D Preferred Shares, the Series C Preferred Shares, the Series B Preferred Shares and Series A Preferred Shares. The note issued to each holder of the fully-paid Series D Preferred Shares is senior to the note issued to each holder of the Series C Preferred Shares, the Series B Preferred Shares and Series A Preferred Shares.

(ii)	upon request by holders of at least fifty percent (50%) of the then outstanding fully-paid Series E Preferred Shares, (the “Series E Redemption Request”), the Company shall, subject to applicable law, redeem all or any portion of the fully-paid Series E Preferred Shares held by such holders in accordance with this Article 4.6(d)(ii). The Series E Redemption Request shall state a date on which all or any portion of the fully-paid Series E Preferred Shares are to be redeemed (the “Redemption Date”), provided that the Redemption Date shall be no earlier than the date falling thirty (30) days after delivery of the Series E Redemption Request to the Company. Within five (5) days from receipt of the Series E Redemption Request, the Company shall forward a copy of the Series E Redemption Request to each holder of the Preferred Shares. Holders of at least fifty percent (50%) of the then outstanding Series D Preferred Shares, holders of at least fifty percent (50%) of the then outstanding Series C Preferred Shares, holders of at least fifty percent (50%) of the then outstanding Series B Preferred Shares and/or holders of at least fifty percent (50%) of the then outstanding Series A Preferred Shares, each voting separately as separate classes, shall have the right to request the Company to redeem all, but not less than all, of the Series D Preferred Shares and/or Series C Preferred Shares and/or the Series B Preferred Shares and/or the Series A Preferred Shares, as the case may be, on the same applicable Redemption Date, together with the fully-paid Series E Preferred Shares, by written notice to the Company within fifteen (15) days from the Company’s receipt of the Series E Redemption Request. The Company shall, subject to applicable law, redeem the fully-paid Preferred Shares requested for redemption under this Article 4.6(d)(ii) on the Redemption Date by paying a redemption price as determined in accordance with Article 4.6(e) in the form of issuing a promissory note to each holder of such Preferred Shares. The note shall bear a compound interest at a rate of six percent (6%) per annum and shall be payable over a period of twelve (12) months or according to such other payment schedule mutually agreed by the Company and the holders of at least a majority of the then outstanding fully paid Series E Preferred Shares and/or Series D Preferred Shares and/or Series C Preferred Shares and/or Series B Preferred Shares and/or Series A Preferred Shares, as the case may be, voting separately as separate classes. The note issued to each holder of the fully-paid Series E Preferred Shares is senior to the note issued to each holder of the Series D Preferred Shares, the Series C Preferred Shares, the Series B Preferred Shares and Series A Preferred Shares. The note issued to each holder of the fully-paid Series D Preferred Shares is senior to the note issued to each holder of the Series C Preferred Shares, the Series B Preferred Shares and Series A Preferred Shares.

(e)	The redemption price payable for a series of the Preferred Shares to be redeemed in accordance with Article 4.6(d) shall be equal to:

(i)	With respect to the Series E Preferred Shares, 150% of the Original Purchase Price of the Series E Preferred Shares (adjusted for share split, share dividends, Recapitalization or other similar event) plus all declared but unpaid dividends on such series of Preferred Shares through the date of redemption thereof.

(ii)	With respect to the Series D Preferred Shares, the Series C Preferred Shares and the Series B Preferred Shares, the Original Purchase Price of the Series D Preferred Shares, the Series C Preferred Shares and the Series B Preferred Shares respectively (adjusted for share split, share dividend, Recapitalization or other similar event), plus all declared but unpaid dividends on such series of Preferred Shares through the date of redemption thereof;

(iii)	With respect to the Series A Preferred Shares, the Original Purchase Price of the Series A Preferred Shares (adjusted for share split, share dividend, Recapitalization or other similar event) x (1.25)^N, plus all declared but unpaid dividends on such Series A Preferred Shares through the date of redemption thereof. “N” as used in this Article 4.6(e)(iii) means a fraction the numerator of which is the number of calendar days from the date on which the first Series A Preferred Share was issued up to and including the date on which such Series A Preferred Shares are redeemed and the denominator of which is 365.

(f)	The funds legally available for the Company to redeem the Preferred Shares pursuant to this Article 4.6 (the “Available Funds”) shall be allocated in the following order: first, to the redemption of the fully paid Series E Preferred Shares, second, to the redemption of the Series D Preferred Shares, third, to the redemption of the Series C Preferred Shares, and fourth, to the redemption of the Series A Preferred Shares and Series B Preferred Shares on a pro rata basis but only after payment in full of amounts owing on the fully paid Series E Preferred Shares, the Series D Preferred Shares, and the Series C Preferred Shares. Subject to the allocation order in the foregoing sentence, in the event that the Available Funds are insufficient to pay the redemption price of one series of Preferred Shares in full, the Available Funds shall be allocated to the holders of such series of Preferred Shares on a pro rata basis. Unredeemed Preferred Shares pursuant to this Article 4.6 (the “Remaining Redeemable Shares”) shall be redeemed as soon as the Company is legally able to do so, and funds that become legally available for the redemption of the Remaining Redeemable Shares shall be allocated to the redemption of the Remaining Redeemable Shares in the order set forth in this Article 4.6(f).

(g)	All dividends on the Preferred Shares designated for redemption shall continue to accrue and all rights of the holders thereof shall continue to be valid and enforceable until full payment of the redemption price.

4.7	Dividends

(a)	In accordance with the provisions of the Articles (including without limitation Article 4.4, each Preferred Share, credited as fully paid, and Ordinary Share shall have the right to receive dividends and shall have the following rights to dividends:

(i)	In any calendar year, the holders of outstanding fully-paid Preferred Shares shall be entitled to receive dividends, when, as and if declared by the unanimous vote of the Board of Directors, out of any funds available under applicable law and the Articles, at the dividend rate to be specified for such Preferred Shares by the Board of Directors, payable in preference and priority to any declaration or payment of any Distribution on Ordinary Shares of the Company in such calendar year; provided that, no Distributions in any calendar year shall be made with respect to Ordinary Shares or any Preferred Shares (excluding the Series E Preferred Shares) until all dividends on the fully paid Series E Preferred Shares have been paid or set aside for payment to the holders of the Series E Preferred Shares. After payment of all declared dividends on the Series E Preferred Shares has been made or set aside for payment to the holders of the Series Preferred Shares in a calendar year, payment of any dividends to the holders of other fully-paid Preferred Shares shall be on a pro-rata, pari passu basis in proportion to the dividend rate for each series of such Shares. The right to receive dividends on fully-paid Preferred Shares shall not be cumulative, and no right to such dividends shall accrue to holders of fully-paid Preferred Shares by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(ii)	After payment of all declared dividends on the fully-paid Preferred Shares has been made or set aside for payment to the holders of fully-paid Preferred Shares in a calendar year, any additional dividends declared shall be distributed among all holders of Ordinary Shares and fully-paid Preferred Shares in proportion to the number of Ordinary Shares which would be held by each such holder if all fully-paid Preferred Shares were converted into Ordinary Shares at the then-effective Conversion Price for each series of Preferred Shares.

(iii)	In the event that the Company shall have declared but unpaid dividends outstanding upon the fully-paid Preferred Shares, then immediately prior to and in the event of a conversion of fully-paid Preferred Shares as provided in the Articles, the Company shall pay such dividends.

(b)	Subject to the Statute and the Articles, the Directors may, including the Preferred Share Directors, by unanimous vote declare dividends and Distributions on Shares in issue and authorize payment of the dividends or Distributions out of the funds of the Company lawfully available therefor. No dividend or Distribution shall be paid except as otherwise permitted by the Articles and the Statute.

(c)	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the par value of the Shares that a Shareholder holds. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

(d)	The Directors may deduct from any dividend or Distribution payable to any Shareholder all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

(e)	The Directors may declare that any dividend or Distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholder upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

(f)	Any dividend, Distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

(g)	Any dividend which cannot be paid to a Shareholder and/or which remains unclaimed after six months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Shareholder. Any dividend which remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

(h)	No dividend shall be declared and paid unless the Directors determine that immediately after the payment of the dividend, the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due. In the absence of fraud, the decision of the Directors as to the realisable value of the assets of the Company is conclusive, unless a question of law is involved.

4.8	Winding Up

(a)	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as he thinks fit. The liquidator shall, in relation to the assets available for distribution among the Shareholders, distribute the same to the Shareholders as follows:

(i)	The holders of Series E Preferred Shares then outstanding which have been credited as fully paid shall be entitled to be paid first out of the assets of the Company available for distribution among the Shareholders (and prior and in preference to any payment on the Series D Preferred Shares, the Series C Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and the Ordinary Shares) a liquidation preference in an amount per Series E Preferred Share held by them equal to the sum of (i) 150% of the Original Purchase Price applicable to such Series D Preferred Share (as adjusted for Recapitalizations), and (ii) all declared but unpaid dividends (if any) applicable to such Series E Preferred Share (the “Series E Liquidation Preference”). In the event that the assets available for distribution among the holders of such Series E Preferred Shares are insufficient to pay the Series E Liquidation Preference in full, the holders of such Series E Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Shareholders as follows: an amount equal to that holder’s total Series E Liquidation Preference entitlement under this paragraph, divided by the aggregate Series E Liquidation Preference of all holders of such Series E Preferred Shares under this paragraph, multiplied by the aggregate amount available for distribution under this paragraph.

(ii)	After payment or setting aside for payment to the holders of the fully-paid Series E Preferred Shares of the full amounts specified in Article 4.8(a)(i), the holders of Series D Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Shareholders (and prior and in preference to any payment on the Series C Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and the Ordinary Shares) a liquidation preference in an amount per Series D Preferred Share held by them equal to the sum of (i) 150% of the Original Purchase Price applicable to such Series D Preferred Share (as adjusted for Recapitalizations), and (ii) all declared but unpaid dividends (if any) applicable to such Series D Preferred Share (the “Series D Liquidation Preference”). In the event that the assets available for distribution among the holders of such Series D Preferred Shares are insufficient to pay the Series D Liquidation Preference in full, the holders of such Series D Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Shareholders as follows: an amount equal to that holder’s total Series D Liquidation Preference entitlement under this paragraph, divided by the aggregate Series D Liquidation Preference of all holders of such Series D Preferred Shares under this paragraph, multiplied by the aggregate amount available for distribution under this paragraph.

(iii)	After payment or setting aside for payment to the holders of the fully-paid Series E Preferred Shares and the Series D Preferred Shares of the full amounts specified in Article 4.8(a)(i) and Article 4.8(a)(ii), respectively, the holders of Series C Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Shareholders (and prior and in preference to any payment on the Series B Preferred Shares, Series A Preferred Shares and the Ordinary Shares) a liquidation preference in an amount per Series C Preferred Share held by them equal to the sum of (i) two hundred percent (200%) of the Original Purchase Price applicable to such Series C Preferred Share (as adjusted for Recapitalizations), and (ii) all declared but unpaid dividends (if any) applicable to such Series C Preferred Share (the “Series C Liquidation Preference”). In the event that the assets available for distribution among the holders of the Series C Preferred Shares are insufficient to pay the Series C Liquidation Preference, as the case may be, in full, the holders of the Series C Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Shareholders as follows: an amount equal to that holder’s total Series C Liquidation Preference entitlement under this paragraph, divided by the aggregate Series C Liquidation Preference of all holders of Series C Preferred Shares under this paragraph, multiplied by the aggregate amount available for distribution under this paragraph.

(iv)	After payment or setting aside for payment to the holders of the fully-paid Series E Preferred Shares, Series D Preferred Shares, and Series C Preferred Shares of the full amounts specified in Article 4.8(a)(i), Article 4.8(a)(ii) and Article 4.8(a)(iii), the holders of Series B Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Shareholders (and prior and in preference to any payment on the Series A Preferred Shares and the Ordinary Shares) a liquidation preference in an amount per Series B Preferred Share held by them equal to the sum of (i) two hundred percent (200%) of the Original Purchase Price applicable to such Series B Preferred Share (as adjusted for Recapitalizations) and (ii) all declared but unpaid dividends (if any) applicable to such Series B Preferred Share (the “Series B Liquidation Preference”). In the event that the assets available for distribution among the holders of the Series B Preferred Shares are insufficient to pay the Series B Liquidation Preference in full, the holders of the Series B Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Shareholders as follows: an amount equal to that holder’s total Series B Liquidation Preference entitlement under this paragraph, divided by the aggregate Series B Liquidation Preference of all holders of Series B Preferred Shares under this paragraph, multiplied by the aggregate amount available for distribution under this paragraph.

(v)	After payment or setting aside for payment to the holders of the fully-paid Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares and Series B Preferred Shares of the full amounts specified in Article 4.8(a)(i), Article 4.8(a)(ii), Article 4.8(a)(iii) and Article 4.8(a)(iv), the holders of the Series A Preferred Shares then outstanding shall be entitled to be paid out of the remaining assets of the Company (and prior and in preference to any payment on the Ordinary Shares) available for distribution an amount equal to one hundred fifty percent (150%) of the Original Purchase Price applicable to such Series A Preferred Shares (the “Series A Liquidation Preference”) (as adjusted for any Recapitalization) and all declared but unpaid dividends. In the event that the assets available for distribution among the holders of the Series A Preferred Shares are insufficient to pay the Series A Liquidation Preference in full, the holders of the Series A Preferred Shares then outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Shareholders as follows: an amount equal to that holder’s Series A Liquidation Preference entitlement under this paragraph, divided by the aggregate Series A Liquidation Preference of all holders of the Series A Preferred Shares under this paragraph, multiplied by the aggregate amount available for distribution under this paragraph.

(vi)	Subject to the payment of all amounts due to the holders of Preferred Shares in accordance with the above paragraphs, the balance, if any, shall be distributed pro rata amongst the holders of Ordinary Shares and the holders of Preferred Shares on an as if converted to Ordinary Shares basis.

(b)

For purposes of this Article 4.8, the following events shall constitute a “Deemed Winding-Up Event”: (i) a merger or consolidation of the Company with or into any other company or companies in which the Shareholders do not retain a majority of the voting power in the surviving corporation, (ii) the sale, exchange, transfer or other disposition, in one or a series of related transactions, of a majority of the outstanding share capital of the Company to one Person or a group of Persons acting in concert, under circumstances in which the holders of a majority in voting power of the outstanding share capital of the Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the surviving entity or the acquiring Person immediately following such transaction, (iii) a sale of all or substantially all of the assets of the Company or any Group Company, (iv) a termination of, or making any unilateral amendments to, the Control Documents with the prior written consent of holders of at least two thirds ( 2/3) of the then outstanding Preferred Shares, voting as a single class or (v) a sale, transfer or a grant of an exclusive, irrevocable license of all or substantially all of the proprietary rights, intellectual property or Material Permits owned, or controlled by ownership, contractual rights or otherwise, by the Company to a third party. In the event of a Deemed Winding-Up Event, the shareholders shall receive the relevant liquidation preference whether by dividend or redemption of shares (as determined by the Board of Directors) as set out in Article 4.8(a).

(c)	In an event of an enactment of new PRC government policies, laws or regulations that prohibit non-PRC entities from investing in, holding or disposing of any securities in the Company or the WFOE or if any agreement between the Company and Domestic Entity, or between the WFOE and Domestic Entity shall be found unenforceable or invalid and such finding substantially prohibits the Company, the WFOE, and/or the Domestic Entity from carrying on their respective businesses as carried on or as contemplated at the date of adoption of the Articles, or as contemplated in the restructuring agreements between the WFOE and Domestic Entity (which for the purposes of this Article 4.8(c) shall be deemed to be a sale or disposition of all of the assets of the Company for a consideration that would result in a Compulsory Dividend (as defined below) becoming payable to the holders of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares or the Series E Preferred Shares equal to the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference, the Series D Liquidation Preference or the Series E Liquidation Preference) (each, a “Deemed Liquidation Event”) the Company shall, to the extent legally entitled to do so, declare a compulsory dividend for the amount received on such sale, conveyance, disposition, license, consolidation or merger in either the same form of consideration received by the Company or in cash, as the Company may in its absolute discretion determine (the “Compulsory Dividend”). The Compulsory Dividend will be distributed to the holders of shares of the Company in accordance with Article 4.8. For the avoidance of doubt, no holder of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, or Series E Preferred Shares shall receive a Compulsory Dividend if it already received the Series A Liquidation Preference, Series B Liquidation Preference, Series C Liquidation Preference, Series D Liquidation Preference, or Series E Liquidation Preference, respectively, under Article 4.8 hereof as a result of the same Deemed Liquidation Event.

4.9	Voting Rights.

(a)	Except as otherwise specifically provided hereunder: (i) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (ii) the holder of each Preferred Share shall be entitled to the number of votes equal to the number of votes attaching to the Ordinary Shares into which such Preferred Share could be converted at the record date for determination of the members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of members is solicited, in each case such votes to be counted together with all other shares of the Company having general voting power and not separately as a class. Holders of Ordinary Shares and Preferred Shares shall be entitled to notice of any meeting of members in accordance with the Articles. The holders of Ordinary Shares and Preferred Shares shall vote together and not as a separate class, except as otherwise specifically required by the Articles.

(b)	At each annual meeting of the Shareholders of the Company, or any written consent in which any members of the Board of Directors of the Company are to be elected, such members shall be appointed and removed in accordance with the provisions of Article 4.5.

5	Ordinary Shares

5.1	Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Each Ordinary Share shall have one (1) vote on all matters subject to vote at general meetings of the Company.

5.2	All Ordinary Shares shall be junior and subordinate to the rights of the Preferred Shares with regard to dividends and distributions upon liquidation (and deemed liquidation as provided in Article 4.8) of the Company.

6	Register of Members

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

7	Closing Register of Members or Fixing Record Date

7.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

7.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

9	Transfer of Shares

9.1	Shares are transferable subject to the consent of the Directors who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

9.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

10	Variation of Rights of Shares

10.1	Notwithstanding anything to the contrary in the Articles, the rights attached to any class or series of Shares may not be varied except in accordance with Article 4.4.

10.2	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles (including Article 4.4), the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Company shall in each year, and at least once every twelve (12) calendar months, hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

19.4	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.5	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. (10%) in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.6	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.7	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty (20) days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty (20) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty (20) day period.

19.8	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1	At least fourteen (14) Business Days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company may be called on short notice:

(a)	if members holding not less than ninety percent (90%) of the total number of Shares entitled to vote on all matters to be considered at the meeting, or ninety percent (90%) of the votes of each class or series of Shares where Members are entitled to vote thereon as a class or series together with not less than a ninety percent (90%) majority of the remaining votes, have agreed to short notice of the meeting, or

(b)	if all members holding Shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

Whenever any notice is required by law or these Articles to be given to any Member, a waiver thereof, whether before or after the time stated therein, shall be deemed equivalent thereto, and for this purpose presence at the meeting shall be deemed to constitute waiver.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is present. The quorum necessary for the transaction of business at any general meeting shall be at least six (6) Members, at least four (4) of whom shall be Investor Groups representing not less than fifty percent (50%) of the outstanding Preferred Shares, present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, together holding not less than fifty percent (50%) of all the issued and outstanding Ordinary Shares (with issued and outstanding Preferred Shares counted as issued and outstanding Ordinary Shares on an as-converted basis).

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If within one (1) hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the following week at the same time and place and, if at such adjourned meeting, such a quorum is still not present, those Members present, provided that there are at least four (4) Members present in person or by proxy including at least four (4) Investor Groups shall be deemed a quorum and may, subject to Article 4.4, transact the business for which the adjourned meeting was originally convened.

21.5	At every general meeting, the Chairman of the Board of Directors shall preside as Chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the Members present shall choose someone among them to be the Chairman. If the Members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as Chairman failing which the oldest individual member or representative of a Member present shall take the chair.

21.6	The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.7	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.8	At any general meeting the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the Chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the Chairman shall fail to take a poll then any Member present in person or by proxy who disputes the announcement by the Chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the Chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the Chairman. In no event, under this Article 21.7, shall the Chairman have the right to cast the deciding vote in the case of a tie.

22	Votes of Members

22.1	Subject to Article 4.4, every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have such number of votes for every Ordinary Share and every Preferred Share of which he is the holder as is determined in accordance with Article 4.9 and Article 5.

22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7	On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.3	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.4	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

26.1	The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber. Thereafter, the Directors shall, subject to Article 4.5, be elected by Ordinary Resolution of the Members for such term as the Members may determine. The first Directors may elect any number of additional Directors for such term as they may determine until such time as the Members shall elect or re-elect any one (1) or more Directors.

26.2	Subject to Article 4.5, the Company may by Ordinary Resolution remove any Director.

26.3	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

29	Proceedings of Directors

29.1	The Board of Directors shall meet once every three (3) months. A quorum for any meeting of the Board of Directors shall consist of at least five (5) Directors, at least three (3) of which shall be Preferred Share Directors, present in person or by telephone or video conference, and at least one (1) of whom shall be an Ordinary Share Director, present in person or by telephone or video conference. If within one (1) hour from the time of the meeting specified in the notice given pursuant to Article 78 above, such a quorum is not present, the meeting shall be adjourned to the same day in the following week at the same time and place and, if at such adjourned meeting, such a quorum is still not present, those Directors present, including at least one (1) Preferred Share Director and at least one (1) Ordinary Share Director, shall be deemed a quorum and may, subject to Article 4.4, transact the business for which the adjourned meeting was originally convened. The attendance of board observers shall not be counted towards the quorum of the Board of Directors. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

29.2	At every meeting of Directors the Chairman of the Board of Directors shall preside as Chairman of the meeting. If there is no Chairman of the Board of Directors, or if the Chairman of the Board of Directors is not present at the meeting, the Vice Chairman of the Board of Directors shall preside. If there is no Vice Chairman of the Board of Directors, or if the Vice Chairman of the Board of Directors is not present at the meeting, the Directors present shall choose someone of their number to be Chairman of the meeting.

29.3	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In no event under this Article 29.3 shall the Chairman of the meeting have the right to cast the deciding vote in the case of a tie. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

29.4	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

29.5	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

29.6	A Director shall be given not less than ten (10) business days notice of meetings of Directors (together with an agenda for the meeting and all documents to be reported, distributed and considered at such meeting), but a meeting of Directors held without ten (10) business days notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting waive the notice of the meeting in writing; and for this purpose, the presence of a Director at a meeting shall be deemed to constitute a waiver on his part.

29.7	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

29.8	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

29.9	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

29.10	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

29.11	A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

30	Compensation Committee

30.1	The Board shall establish and maintain a Compensation Committee (the “Compensation Committee”) as a committee of the Board of Directors, which shall consist of three (3) Directors, two (2) of which shall be Preferred Share Directors and the third of which shall be an Ordinary Share Director. The primary responsibilities of the Compensation Committee shall be:

(a)	To review and make recommendations to the Board of Directors regarding compensation policies of the Group Companies and the forms of compensation provided to Directors, and officers of the Group Companies;

(b)	To review and determine bonuses of officers and employees of the Group Companies;

(c)	To review and determine share-based compensation for the Directors, and officers and employees of the Group Companies;

(d)	To administer the Group Companies’ equity compensation plans in force from time to time, in accordance with their respective terms; and

(e)	Other responsibilities specifically delegated by the Board of Directors from time to time.

31	Directors’ Interests

31.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

31.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

31.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

31.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

31.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

32	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

33	Delegation of Directors’ Powers

33.1	The Directors may, by resolution of Directors including all the Preferred Shares Directors, designate one or more committees, each consisting of one or more Directors, and delegate any of their powers, authorities and discretions to such committee. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.2	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

33.3	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34	Officers

34.1	Subject to receipt of all approvals required under the Articles, the Company may by resolution of Directors appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a President and one or more Vice Presidents, Secretaries and Treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

34.2	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of members, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board of Directors to preside at meetings of directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

34.3	Subject to receipt of all approvals required under the Articles, the emoluments of all officers shall be fixed by resolution of Directors.

34.4	The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by a resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of Directors.

35	Alternate Directors

35.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40	Accounts and Audit

40.1	The Company may by Ordinary Resolution direct the Board of Directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

40.2	The Company may by Ordinary Resolution call for the accounts to be examined by the “Big-Four” Auditors.

40.3	Subject to receipt of all approvals required under the Articles, the Auditors shall be appointed by resolution of the Board of Directors.

40.4	The Auditors may be members of the Company but no Director, other officer or employee shall be eligible to be an Auditor of the Company during his continuance in office.

40.5	The remuneration of the Auditors of the Company:

(a)	in the case of Auditors appointed by the Board of Directors, may be fixed by resolution of the Board of Directors;

(b)	subject to the foregoing, shall be fixed by Ordinary Resolution or in such manner as the Company may by Ordinary Resolution determine.

40.6	The Auditors shall examine and audit each profit and loss account and balance sheet of the Company required to be served on every Member of the Company or laid before a meeting of the Members of the Company and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b)	all the information and explanations required by the Auditors have been obtained.

40.7	The report of the Auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be served on the Members.

40.8	Every Auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the Auditors.

40.9	The Auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

41	Notices

41.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

41.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

41.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

41.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

42	Winding Up

42.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

42.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

43	Indemnity and Insurance

43.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

43.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

43.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

44	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

45	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.